Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Parametric Sound Corporation

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-188389 and File No. 333-173017) and Form S-8 (File No. 333-171838, File No. 333-181653 and File No. 333-188390) of our report dated November 26, 2013, relating to our audits of the consolidated financial statements of Parametric Sound Corporation as of September 30, 2013 and 2012 and for each of the years then ended, which appear in this Annual Report on Form 10-K of Parametric Sound Corporation for the year ended September 30, 2013.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON,  LLP

San Diego, California

November 26, 2013